EXHIBIT 99.1



Contact:          Neal A. Petrovich - (434) 773-2242
                  Senior Vice President and Chief Financial Officer

Distribute:       PR Newswire, Virginia State/Local Newslines

August 18, 2004   Traded:  NASDAQ National Market    Symbol:  AMNB


          AMERICAN NATIONAL BANKSHARES INC. CONTINUES STOCK REPURCHASE
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                           PLAN AND ANNOUNCES DIVIDEND
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     FOR IMMEDIATE RELEASE (Danville, Virginia) - At its meeting on Tuesday,
August 17, 2004, the Board of Directors of American National Bankshares Inc., parent company of American National Bank and Trust Company, approved the extension of its stock repurchase plan, to include the repurchase of up to 250,000 shares of common stock between August 18, 2004 and August 16, 2005. Repurchases are to be made through open market purchases or in privately negotiated transactions and any shares repurchased under the plan will be cancelled and retired. The Corporation has been repurchasing shares of its stock since August of 2000. Scott & Stringfellow, Inc. will continue to serve as dealer-manager for the repurchase program.

     At the same meeting the Board of Directors also declared a quarterly cash dividend of $0.20 per share of common stock, payable on September 24, 2004, to shareholders of record on September 10, 2004. This represents an increase of 5.3% when compared to the same period one year prior.

     American National Bankshares Inc. is the holding company of American National Bank and Trust Company, a community bank with thirteen offices in Danville, Chatham, Collinsville, Gretna, Martinsville, Henry County, and South Boston, Virginia; one office in Yanceyville, North Carolina; and a loan production office in Greensboro, North Carolina. Services are also provided through nineteen ATMs, "AmeriLink" internet banking, and our 24-hour "Access American" phone banking. Banking subsidiaries include ANB Mortgage Corp. (secondary mortgage origination), ANB Investor Services (retail brokerage) and ANB Insurance Services (full-service insurance agency). Additional information is available on our website at WWW.AMNB.COM. The shares of American National Bankshares Inc. are traded on the NASDAQ National Market under the symbol "AMNB".




     This press release may contain "forward-looking statements," within the meaning of federal securities laws that involve significant risks and

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uncertainties. Statements herein are based on certain assumptions and analyses by the Corporation and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Corporation's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.